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                                                                   Exhibit 10.15

               LONG TERM INCENTIVE COMPENSATION PLAN AND AGREEMENT
                               WITH JOHN J. BAUER

     THIS LONG TERM INCENTIVE COMPENSATION PLAN AND AGREEMENT (this "Agreement") is made this 23rd day of November, 2005, by and between STANLEY MARTIN COMPANIES, INC., a Maryland corporation (the "Company"), and John J. Bauer, an employee of the Company ("Participant").

                                    RECITALS:

     A. The Company believes it is in the best interests of the Company and Participant to establish a plan for the purpose of providing certain benefits for Participant (the "Long Term Incentive Compensation Plan").

     B. The Company desires to recognize the valuable and meritorious service performed on behalf of the Company and to offer an inducement to Participant to remain as an employee in the form of long term incentive compensation for services which he/she has rendered or will hereafter render.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

     SECTION 1.1 EMPLOYMENT

     The Company employs Participant as an at will employee. This Agreement is solely to provide long term incentive compensation for services rendered by Participant to the Company and is neither an agreement nor commitment by the Company to continue to employ Participant, nor an agreement or commitment of Participant to continue to serve the Company in any capacity. The terms of Participant's employment shall continue to be governed exclusively by the Company's policies and procedures.

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                                   ARTICLE II

                                     BENEFIT

     SECTION 2.1 AMOUNT AND PAYMENT OF LONG TERM INCENTIVE COMPENSATION

     (a) For and in consideration of Participant's services to the Company, subject to the terms of this Agreement, the Company shall and hereby does establish for the benefit of Participant a long term incentive compensation account (the "Account") on the terms and conditions hereinafter provided. Each year during Participant's employment, the Company may add a discretionary amount to the Account determined in the manner hereinafter provided. For calendar year 2005, the Company hereby establishes an initial amount for the benefit of Participant's Account of One Hundred Thousand Dollars ($100,000). It is contemplated that for future years the Company, prior to the commencement of each plan fiscal year on October 1st, will establish performance or other criteria on which that year's amount will be established and will send written notice thereof to Participant. Nevertheless, the bonus program and the amounts contemplated hereunder shall be within the sole discretion of the Company, and the Company shall be under no obligation whatsoever beyond what is established (if anything) prior to the commencement of a particular plan year.

     (b) Participant's rights with respect to the initial amount and each annual additional amount shall vest over the term of Participant's employment with the Company at the rate of twenty percent (20%) per year for each plan year Participant is employed by the Company after the establishment of the Account. The annual vesting shall occur on the 30th of September of each year, with the first 20% vesting on September 30, 2006. If Participant's employment with the Company terminates for any reason whatsoever (other than death or permanent disability, as defined below), including but not limited to termination by the Company without cause, Participant shall forfeit all rights in the unvested portion of the Account (including any income thereon credited pursuant to Section 2.2), which amount shall immediately revert to and be withdrawn by the Company. By way of example, if Participant terminates his/her employment after three (3) years of employment by the Company after the establishment of the Account, Participant shall forfeit forty percent (40%) of the first year credited amount; sixty percent (60%) of the second year credited amount, and eighty percent (80%) of the third year credited amount. In the event of Participant's death, or permanent disability which results in the termination of his/her employment, all unvested amounts credited to the Account shall vest immediately and the entire balance of the Account shall be paid out to him/her, his/her estate or his/her designated beneficiary within ninety (90) days thereof. For purposes of this paragraph (d), permanent disability shall mean Participant is unable to perform the customary tasks and duties assigned to him/her for 270 days out of any consecutive 365 day period. Participant's rights will also fully vest in any unvested amounts upon retirement from active employment with the Company after attaining the age of sixty-five (65). Nothing herein shall obligate the Company to make any specific contributions or additional amounts to the Account or to continue this Long Term Incentive Compensation Plan for any specified period of time, the Company expressly reserving the right to terminate and discontinue this Long Term Incentive Compensation Plan at any time; provided, however, such termination shall not have any impact or affect on additional amounts or contributions made prior to such termination. The Company makes no representations or warranty regarding the tax consequences of this Long Term Incentive Compensation Plan and


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Agreement. All payments made from the Account to Participant shall be subject to appropriate federal income tax and other applicable withholding tax.

     (c) Participant must be employed by the Company on the last day of each applicable plan fiscal year (i.e., September 30) in order to be entitled to the contribution contemplated and determined for that year. In addition, notwithstanding anything in this Agreement to the contrary, in the event Participant's employment with the Company terminates for any reason whatsoever prior to September 30, 2008 (other than due to death or permanent disability), including, but not limited to, termination by the Company without cause, Participant shall forfeit all rights hereunder to any payment, including any amounts that have otherwise vested. Commencing on September 30, 2008, and on each anniversary thereafter (provided Participant is employed by the Company on such date), all amounts vested as of such date will be paid to Participant in a lump sum within thirty (30) days following the end of such plan fiscal year. By way of example, if the sum of $100,000 is credited to Participant's Account in each of the first three (3) years, then, in such event, following the end of the third (3rd) year, Participant will receive a payment of $120,000 ($60,000 + $40,000 + $20,000). At the end of the fourth (4th) year, assuming an additional contribution of $100,000 has been made, Participant will receive a payment of $80,000 ($20,000 + $20,000 + $20,000 + $20,000).

     SECTION 2.2 ACCRETION TO ACCOUNT

     The Account shall be credited annually in an amount equal to Wall Street Journal Prime Rate multiplied by the average outstanding amount credited to the Account for such fiscal year. The additional credit pursuant to this Section 2.2 shall be made annually on the last day of each plan fiscal year utilizing the Wall Street Journal Prime Rate in effect as of such date.

     SECTION 2.3 NO RIGHT TO SPECIFIC ASSETS

     While the Account shall be for the benefit of Participant, it shall at all times be an unfunded account and the Company shall have no obligation to reserve or otherwise set aside any amounts in respect of the Account. Participant's rights shall be solely to receive the benefits determined in accordance with this Agreement. Participant shall have no claim, right, title, or interest or claim in any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have a right, title or interest, now in the future. No provision or terms contained herein or the establishment of any account or records on the books of the Company in furtherance of carrying out the provisions of this Agreement shall be deemed to create a trust or escrow arrangement of any kind, or create a fiduciary relationship, between the Company and Participant.


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                                   ARTICLE III

                                  MISCELLANEOUS

     SECTION 3.1 GOVERNING LAW

     This Agreement shall be subject to, and governed by, the laws of the Commonwealth of Virginia irrespective of the fact that one or more of the parties now is, or may become, a resident of a different state.

     SECTION 3.2 VOID LANGUAGE

     In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

     SECTION 3.3 AGREEMENT BINDING

     This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.

     SECTION 3.4 AMENDMENT

     This Agreement may be amended at any time, and from time to time, by a written instrument executed by a duly authorized officer of the Company and the Participant.

     SECTION 3.5 CLAIMS FOR BENEFIT

     Claims for benefits under this Agreement shall be made in writing to the Company. If such claim for benefits is wholly or partially denied, the Company shall, within a reasonable period of time, but no later than ninety (90) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the claimant, and (iii) shall contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent provisions upon which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation why such material or information is necessary, and (d) an explanation of the claim review procedure.

     SECTION 3.6 REQUEST FOR REVIEW OF DENIAL OF CLAIM

     Within one hundred twenty (120) days of the receipt by the claimant of the written notice of denial of the claim, or such later time as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances or if the claim has not been granted within a reasonable period of time, the claimant may file a written request with the Company that it conduct a full and fair review of the denial of the claimant's claim for benefits, including the conduction of a hearing, if deemed necessary by the reviewing party. In


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connection with the claimant's appeal of the denial of his benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

     SECTION 3.7 DECISION ON REVIEW OF DENIAL OF CLAIM

     The Company shall deliver to the claimant a written decision on the claim promptly, but not later than sixty (60) days, after the receipt of the claimant's request for review, except that if there are special circumstances (such as the need to hold a hearing) which require an extension of time for processing, the aforesaid sixty (60) day period shall be extended to one hundred twenty (120) days. Such decision shall (a) be written in a manner calculated to be understood by the claimant, (b) include specific reasons for the decision, and (c) contain specific references to the pertinent provisions upon which the decision is based.

     SECTION 3.8 NO ASSIGNMENT

     The rights of Participant to any payments hereunder are not subject to the voluntary or involuntary transfer, alienation or assignment, and to the fullest extent permitted by law are not subject to attachment, execution, garnishment, sequestration or other legal or equitable process.

     SECTION 3.9 ENTIRE AGREEMENT

     This Agreement sets forth all of the promises, agreements and understandings of the parties hereto with respect to the matters described herein, and there are no promises, agreements or understandings, oral or written, express or implied, between them with respect to such matters. Any and all prior promises, agreements and understandings between the parties hereto with respect to the matters described herein, are hereby revoked.

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     IN WITNESS WHEREOF, the parties hereto have executed this Long Term
Incentive Compensation Plan and Agreement on the day and year first above written.

                                        STANLEY MARTIN COMPANIES, INC.


                                        By:
                                            ------------------------------------
                                        Name: Steven B. Alloy
                                        Title: President


                                        PARTICIPANT


                                        ----------------------------------------
                                        John J. Bauer


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